Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-108810, 333-65492, 333-59312, 333-67233, 333-47315 (post-effective amendment No. 1 on Form S-8 to Form S-4), 333-60741 (post-effective amendment No. 1 on Form S-8 to Form S-4), and 333-64127 on Form S-8, and Registration Statement No. 333-18867 on Form S-3 of Sky Financial Group, Inc. (the “Company”) of our report dated January 22, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets” and SFAS No. 147, “Acquisitions of Certain Financial Institutions”) appearing in and incorporated by reference in the Annual Report on Form 10-K of the Company for the year ended December 31, 2003.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP
Cleveland, Ohio
February 23, 2004